                                                                  EXHIBIT (h)(1)

                            ADMINISTRATION AGREEMENT


         THIS AGREEMENT is made as of this 1st day of August, 1999, by and between M.S.B. FUND, INC., (the "Company"), a New York corporation having its principal place of business at 230 West Monroe Street Chicago, Illinois 60606, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Company desires BISYS to perform certain services, and BISYS is willing to provide such services, for the current investment portfolio of the Company and any additional investment portfolios that may hereafter be created (individually, the "Portfolio," and collectively, the "Portfolios"), on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and BISYS hereby agree as follows:

         ARTICLE 1. Retention of BISYS. The Company hereby retains BISYS to act as Administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in Article 2 below. BISYS hereby accepts such employment to perform the duties set forth below.

         BISYS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.

         ARTICLE 2. Administrative Services. BISYS shall perform or supervise the performance by others of other administrative services in connection with the operations of the Portfolios, and, on behalf of the Company, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. BISYS shall provide the Board of Directors of the Company (hereafter referred to as the "Directors") with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

         BISYS agrees to perform the services described herein in accordance with all applicable laws, rules and regulations (including, where applicable, Generally Accepted Accounting Principles) and in accordance with any reasonable instructions of the Company and the Company's Certificate of Incorporation, Bylaws, Prospectus and Statement of Additional Information.

         BISYS shall provide the Company with regulatory reporting, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Directors' meetings) for handling the affairs of the Company and such other services as BISYS shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Directors, BISYS shall make reports to the Company's Directors concerning the performance of its obligations hereunder.

         Without limiting the generality of the foregoing, BISYS shall:

                  (a) calculate contractual Company expenses and control all disbursements for the Company, and as appropriate compute the Company's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

                  (b) assist Company counsel with the preparation of prospectuses, statements of additional information, registration statements and proxy materials;

                  (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of shares of common stock of the Company ("Shares") as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Company's Shares with state securities authorities, monitor the sale of Company Shares for compliance with state securities laws, and prepare and file with the appropriate state securities authorities the registration statements and reports for the Company and the Company's Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Company and the Company's Shares with state securities authorities to enable the Company to make a continuous offering of its Shares;

                  (d) develop and prepare, with the assistance of the Company's investment adviser, communications to Shareholders, including the annual report to Shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Company Shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

                  (e) administer contracts on behalf of the Company with, among others, the Company's investment adviser, distributor, custodian, transfer agent and fund accountant;

                  (f) supervise the Company's transfer agent with respect to the payment of dividends and other distributions to Shareholders;



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

                  (g) calculate performance data of the Portfolios for dissemination to information services covering the investment company industry;

                  (h) coordinate, provide the necessary financial/tax data for and supervise, the preparation of the Company's tax returns;

                  (i) examine and review the operations and performance of the various organizations providing services to the Company, including, without limitation, the Company's investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, including monitoring of all applicable contractual fee or expense limitations and at the request of the Directors, report to the Board on the performance of organizations;

                  (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Company's semi-annual and annual reports to Shareholders;

                  (k) assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure;

                  (l) provide individuals reasonably acceptable to the Company's Directors to serve as officers of the Company, (without compensation, reimbursement of expenses or indemnification from the Company, other than as set forth in this Agreement), who will be responsible for the management of certain of the Company's affairs as determined by the Company's Directors;

                  (m) advise the Company and its Directors on matters concerning the Company and its affairs;

                  (n) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Company in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Company's Directors and make all necessary filings with the SEC;

                  (o) monitor and advise the Company and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

                  (p) perform all administrative services and functions of the Company to the extent administrative services and functions are not provided to the Company pursuant to the Company's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement;

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

                  (q) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Company and BISYS shall determine desirable; and

                  (r) prepare and file with the SEC in a timely manner (in order to avoid interest charges) the semi-annual report for the Company on Form N-SAR and all required notices pursuant to Rule 24f-2.

         Without limiting the foregoing, the services to be provided by BISYS hereunder shall include the services listed in the detailed service listing attached hereto as Schedule B. BISYS shall perform such other services for the Company that the Company may from time to time reasonably request; provided, however, that, to the extent that the performance of any of such other services requires BISYS to incur material additional costs, and BISYS notifies the Company thereof promptly after such request, such services shall be provided in exchange for such additional compensation that is agreed upon by the parties. Such services may include performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of Shareholders; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Company will pay BISYS's out-of-pocket expenses.

         BISYS shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment and shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions.

         BISYS shall provide on a timely basis to the Company's investment adviser, transfer agent, accounting agent, distributor and custodian and other persons providing services to the Company such information as such persons may reasonably request in connection with the performance of their respective duties and obligations with respect to the Company. BISYS will report to the Board of Directors of the Company at each meeting of the Board of Directors and will keep the Board of Directors informed of material developments affecting the Company.

         BISYS will comply with any performance standards that may be agreed to by BISYS and the Company from time to time.

         ARTICLE 3.  Allocation of Charges and Expenses.

         (A) BISYS. BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all Directors of the Company who are affiliated persons of BISYS or any affiliated corporation of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee of the Company retained by the Directors of the Company to perform services on behalf of the Company.



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

         (B) The Company. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of BISYS or the Investment Adviser to the Company or any affiliated corporation of BISYS or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.

         ARTICLE 4.  Compensation of BISYS.

         (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by BISYS pursuant to this Agreement, the Company shall pay to BISYS compensation at an annual rate specified in the Omnibus Fee Agreement between the Company and BISYS dated as of August 1, 1999 (the "Fee Agreement"). Such compensation shall be calculated and accrued daily, and paid to BISYS monthly. The Company shall also reimburse BISYS for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of BISYS in connection with attendance at Board meetings.

         If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, BISYS's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of BISYS's compensation for the preceding month shall be made promptly.

         (B) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 5. Standard of Care; Reliance on Records and Instructions; Indemnification. BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Company agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or



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

made to BISYS by the Company or an investment adviser of the Company and on any records provided by any fund accountant or custodian thereof; provided, however, that BISYS shall not be protected in relying on any information, records, instructions or requests given, made or prepared by BISYS or any affiliate of BISYS or any officer of the Company that is an officer or employee of BISYS or any affiliate of BISYS; and provided, further, that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Company written notice of and a reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

         Notwithstanding the foregoing, BISYS agrees to indemnify and hold harmless the Company, its employees, agents, directors, officers and nominees from and against any and all actions, suits, demands and claims, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS's bad faith, willful malfeasance or misfeasance, negligence, or reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement.

         The indemnifying party shall be entitled to participate at its own expense or, if it acknowledges its responsibility to indemnify the other party, it may elect to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party.

         ARTICLE 6. Activities of BISYS. The services of BISYS rendered to the Company are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and Shareholders of the Company are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Company, and that BISYS may be or become interested in the Company as a Shareholder or otherwise.

         ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall be as specified in Schedule A hereto. In the event either party gives notice of the termination of this Agreement as provided in Schedule A, BISYS will cooperate and use all reasonable efforts to assist with the conversion of the data and records maintained by it hereunder to, and the assumption of the services provided by it hereunder by, a replacement provider of administrative services.



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

         ARTICLE 8. Assignment. This Agreement shall not be assignable by either party, nor may BISYS subcontract or delegate any of its duties hereunder, without the written consent of the other party; provided, however, that BISYS may, at its expense, with the prior written consent of the Company subcontract with any entity or person concerning the provision of the services contemplated hereunder. BISYS shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that BISYS shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. BISYS will give the Company prompt written notice of the appointment of any such subcontractor. Any assignment not in compliance with this Agreement shall be void.

         ARTICLE 9. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Directors of the Company, and (ii) by the vote of a majority of the Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a Directors meeting called for the purpose of voting on such approval.

         For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by the Company does not conflict with or violate any requirements of its Certificate of Incorporation or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

         ARTICLE 10. Certain Records. BISYS shall maintain customary records in connection with its duties as specified in this Agreement, and, without limiting the foregoing, BISYS shall maintain such books and records as the Company may be required to maintain under the 1940 Act and the rules and regulations thereunder that are not required to be maintained by the Company's investment adviser, distributor, transfer agent, fund accountant or custodian, including, without limitation, books and records relating to the operations of the Company prior to the date of this Agreement, to the extent provided to BISYS. All such records, including any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act, which are prepared or maintained by BISYS on behalf of the Company shall be prepared and maintained at the expense of BISYS, but shall be the property of the Company and will be made available to or surrendered promptly to the Company on request.

         In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company has agreed to indemnify BISYS against such liability. BISYS will promptly notify the Company of any such request.

         ARTICLE 11. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the



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

1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 12. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address: if to the Company at 230 West Monroe Street, Chicago, Illinois, 60606; if to BISYS at 3435 Stelzer Road, Columbus, Ohio 43219; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         ARTICLE 13. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act or the rules and regulations thereunder. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, or such rules and regulations the latter shall control.

         ARTICLE 14. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 15. Instructions, Approval or Consent by the Company; Imputation. Any reference herein to any instructions, approval or consent of the Company shall not include any instructions, approval or consent given by any officer of the Company that is an officer, employee or agent of BISYS or any affiliate of BISYS, unless specifically authorized by the Board of Directors of the Company. No information known to any such officer of the Company shall be imputed to the Company for purposes of this Agreement.

         ARTICLE 16. Year 2000. BISYS agrees to perform comprehensive tests on the systems it utilizes to provide the services hereunder to identify any operational issues caused by the century change. BISYS agrees to use all commercially reasonable efforts to implement by December 31, 1999, all necessary updates and changes to such systems, if any, to accommodate the turn of the century. BISYS agrees to provide to the Company monthly updates on the status of its Year 2000 readiness project and to make its personnel reasonably available to address any questions. In particular and, without limiting the foregoing, BISYS shall notify the Company of any circumstances known to BISYS which are likely to cause BISYS's systems to be Year 2000 non-compliant and which would likely have an adverse effect on the Portfolios.

         In the event that the Company reasonably determines that any of the systems BISYS utilizes to perform services hereunder will not be Year 2000 compliant and that such lack of compliance will have an adverse effect on the Company, the Company shall provide written notice to BISYS describing, in reasonable detail, any defect or problem relating to such system(s) promptly upon becoming aware of any such defect or problem. BISYS agrees to use all commercially reasonable efforts to cure any defect or deficiency that relates to the turn of the century in any system that BISYS utilizes to provide services hereunder. This paragraph does not alter the obligations of BISYS under the preceding paragraph.



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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.


                                          M.S.B. FUND, INC.

                                          By:  /s/ M.S.B. Fund, Inc.
                                             -----------------------------------
                                          Title: Vice President
                                                --------------------------------



                                          BISYS FUND SERVICES OHIO, INC.


                                          By: /s/ BISYS Fund Services Ohio, Inc.
                                             -----------------------------------
                                          Title: President
                                                --------------------------------



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






                                   SCHEDULE A

                         TO THE ADMINISTRATION AGREEMENT
                           DATED AS OF AUGUST 1, 1999
                                     BETWEEN
                                M.S.B. FUND, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


Portfolios:       This Agreement shall apply to all Portfolios of M.S.B. Fund,
                  Inc., either now or hereafter created (individually, the "Portfolio", and collectively, the "Portfolios").

Term: Pursuant to Article 7, the term of this Agreement shall commence on August 1, 1999, and shall remain in effect through July 31, 2004 ("Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty
                  (i) by provision of 90 days advance written notice of nonrenewal prior to the end of the Initial Term or any Rollover Period, as the case may be, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 90 days advance written notice by the party alleging cause. Notwithstanding the foregoing, after July 31, 2001, either party may terminate this Agreement at any time and without penalty, upon the provision of 90 days advance written notice to the other party.

                  For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute, in the reasonable judgment of the Company's Directors, a serious failure to perform satisfactorily BISYS's obligations hereunder, (c) a service standard deficiency (as defined by the parties in the service standards that are agreed to by BISYS and the Company from time to time); (d) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (e) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

                  Notwithstanding the foregoing, after such termination for so long as BISYS, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the compensation described in this Schedule A, the amount of all of BISYS's cash disbursements for services in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents.

                  If, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, during the first two years of the Initial Term of this Agreement, BISYS is replaced as administrator, then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance due BISYS for the remainder of such two-year period, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Company's assets for the twelve months prior to the date BISYS is replaced.

                  In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization (including without limitation a purchase of assets) or is liquidated in part or in whole prior to the expiration of the then-current term during the first two years of the Initial Term of this Agreement, the parties acknowledge and agree that the Company shall be entitled to terminate this Agreement; provided, however, that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained by the other party to such business reorganization or any successor entity to provide administration services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which BISYS is replaced.

                  The parties further acknowledge and agree that, in the event BISYS is replaced, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

                                   SCHEDULE B
                         TO THE ADMINISTRATION AGREEMENT
                           DATED AS OF AUGUST 1, 1999
                                     BETWEEN
                                M.S.B. FUND, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                            DETAILED SERVICE LISTING


     ADMINISTRATION
1.   Maintain and manage annual regulatory filing calendar.
2. Manage the process of printing and distributing prospectuses and prospectus supplements. This includes, but is not limited to, decisions regarding quantities and layout, price negotiation, invoice control and management of the mailing process.
3. Manage the process of printing and distributing proxy materials. This includes, but is not limited to, decisions regarding quantities, compilation of shareholder data, price negotiation and management of the mailing process.
4.   Prepare and file Form N24-F2.
5.   Obtain tax identification numbers from the IRS for each Fund portfolio.
6.   Assist Fund in obtaining Fund ratings from NRSROs.
7.   Obtain Fund CUSIPs.
8.   Assist in the completion of trustee/officer questionnaires.
9. Assist the Fund in the preparation of appropriate documentation and records relating to the contribution of seed money capital.
10. Maintain books and records on behalf of the Fund, as agreed upon by the parties.
11.  Make available persons to serve as officers of the Fund.


     COMPLIANCE
1. Review monthly compliance reports that are prepared by the investment adviser(s).
2.   Perform independent monthly portfolio compliance testing.
3. Prepare quarterly tax compliance checklist for use by investment adviser(s).
4. Notify appropriate Fund officers of mark-to-market issues pursuant to Board-approved procedures.
5.   Provide appropriate assistance with respect to SEC inspections including
     (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with SEC staff members, as necessary.

6. Provide appropriate assistance with respect to audits conducted by the Fund's independent accountants including (i) compiling data and other information and (ii) communicating with independent accountants, as necessary.
7. Consult with and advise, on a proactive basis, Fund portfolio managers with respect to compliance matters.
8. Prepare quarterly brokerage allocation compliance checklist and supporting documentation for use by investment adviser(s).
9. Provide on-site compliance training for investment advisory personnel, as requested.
10.  Preparation of Fund-specific compliance manual.


     TAX AND FINANCIAL SERVICES
1.   Prepare semi-annual/annual financial statements.
2.   Prepare and file Form N-SAR
3.   Calculate/distribute all standard performance information
4.   Prepare annual Fund expense budget and monthly accrual analyses
5.   Validate/approve Fund expenses to be paid
6.   Register Fund portfolios with NASDAQ
7.   Prepare financial materials for Board books.
8. Calculate declaration of income/capital gain distributions in compliance with income/excise tax distribution requirements.
9. Review all dividend declarations to ensure that such distributions are not "preferential" under the Internal Revenue Code.
10. Review and file federal and state income tax returns and federal excise tax returns within statutory deadlines.
11. Prepare/distribute year-end shareholder tax information letters and Forms 1099-MISC for trustee fees/vendor payments within 30 days of calendar year-end.
12. Provide on-site compliance/consulting for portfolio managers focused on the impact of changes in tax laws and managing a tax-efficient mutual fund.
13.  Provide on-site consulting services for conversions.
14.  Provide expense budgeting consulting to review expense ratios/fee waivers.
15. Leverage BISYS' relationships with all "Big 5" accounting firms for clients' benefit.
16. Produce and coordinate the printing and distribution of semi-annual/annual reports.
17.  Calculate Funds performance information.


     BLUE SKY

1. Qualify the Fund and its shares with appropriate state blue sky authorities upon client authorization.
2.   Amend and renew sales permits as required.
3. Monitor the sales of shares in individual states on a daily basis upon receipt of sales information and, when required, report sales to appropriate states.

4.   Maintain Fund blue sky filing calendars.
5.   Address all blue sky audit and examination issues.
6.   Conduct blue sky fee analysis, upon request.
7.   Produce checks required for state filing fees.


     LEGAL SERVICES
                                     GENERAL
                                     -------
1. Maintain files of registration statements, Fund contracts, Fund proxies and other Fund legal documents.
2.   Provide legal consultation with respect to product development issues.
3. Provide assistance concerning matters pertaining to Federal securities laws, bank regulatory issues, tax-related issues and ERISA issues.
4.   Provide information concerning current legal and regulatory developments.
5.   Provide comments, as appropriate, concerning regulatory agency proposals.
6. Maintain appropriate insurance coverage on behalf of the Fund in the form of (i) a Directors & Officers/Errors & Omissions professional liability and
     (ii) a Fidelity Bond.
7. Prepare memoranda and other correspondence that outlines the terms and conditions of the insurance policies described in item 6 above.


                              BOARD MEETING MATTERS
                              ---------------------
1. Maintain calendar and files for all Board meetings, including the maintenance of Fund minute books and corporate records (e.g., Articles of Incorporation/Declaration of Trust, Bylaws).
2.   Provide appropriate personnel to attend Board meetings.
3.   Produce and distribute Board books.
4.   Prepare relevant sections of Board materials.
5. Record minutes of Board meetings. (Counsel to the Fund will prepare agendas and resolutions.)


                             REGISTRATION STATEMENTS
                             -----------------------
1. Manage the process of updating the registration statement by (i) reviewing or recommending proposed disclosure changes, (ii) compiling data for purposes of updating information, (iii) receiving disclosure comments and communicating them to counsel to the Fund and to the financial printer and
     (iv) overseeing the printing process and approving revisions that are made by the financial printer. (Counsel to the Fund will draft and file the registration statement.)
2. Prepare periodic supplements to Fund prospectuses or, if the parties agree, review such supplements that are prepared by counsel to the Fund.


                                 PROXY MATERIALS
                                 ---------------
1.   Review proxy statements that are prepared by counsel to the Fund.